Exhibit 10.23

MY FIZIQ LTD
ACN 602 111 115

(MyFiziq)

and

BODY COMPOSITION TECHNOLOGIES PTY LIMITED
ACN 620 646 531

(Company)

IP LICENCE AGREEMENT

THIS AGREEMENT is made the 22 day of September 2017

BETWEEN

MYFIZIQ LTD (ACN 602 111 115) of Suite 5, 71-73 South Perth Esplanade South Perth, Western Australia (MyFiziq);

AND

BODY COMPOSITION TECHNOLOGIES PTY LIMITED (ACN 620 646 531) of Suite 5, 71-73 South

Perth Esplanade, South Perth, Western Australia (Company).

RECITALS

A.	MyFiziq is the owner of the MyFiziq IP.

B.	MyFiziq agrees to grant the Company an exclusive licence to use and Exploit the MyFiziq IP, including using, reproducing and adapting the MyFiziq Materials, solely in the Company Field, and related matters, on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply in this Agreement.

Additional Licence Fee has the meaning given in the Shareholders’ Deed.

Authorisation means:

(a)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(b)	in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

Business means the business of engaging in the Development Activities, and such other activities as the shareholders of The Company may from time to time determine.

Business Day means a day that is not a Saturday, Sunday or public holiday in Perth, Western Australia or Singapore.

Claim means any claim, action, proceeding, demand or cause of action (whether based in contract, tort or statute, or otherwise arising).

Company Field means the medical, insurance and medical research sectors. For the avoidance of doubt, a list of examples of companies that fall into each sector are provided in schedule 4 of the Shareholders’ Deed.

Company Improvements means all Intellectual Property created or developed by Company in respect of the MyFiziq Platform or based on or using any MyFiziq IP to the extent for use or Exploitation in the Company Field.

Company Improvement IP means all Intellectual Property Rights in and in relation to all Company Improvements.

Company Licence has the meaning given in clause 3.1.

Computer Data means computer-readable information or data stored in electronic form.

Computer Software means computer programs and all related manuals and documentation.

Condition mean the condition precedent set out in clause 2.1.

Confidential Information means the MyFiziq Platform, the MyFiziq Materials, the MyFiziq Know How, the terms of this Agreement and all other information disclosed by a Party to another Party under this Agreement or in negotiations in relation to the subject matter of this Agreement, other than information that the recipient can establish:

(a)	is already in the public domain;

(b)	is independently developed by the recipient; or

(c)	is lawfully received by the recipient from another person having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.

Consideration means the sum of the Initial Licence Fee and any Additional Licence Fee.

Development Activities means engaging in research and development activities with a view to commercialising the MyFiziq Platform in the Field, the initial phases of which are expected to be as follows:

(a)	Phase 1: advance the MyFiziq Avatar technology, for the use in estimating trunk circumferences for comparison to a healthy trunk circumference benchmark. Using these circumference measures and additional anthropometric variables, predict whole body fat and trunk fat with regression;

(b)	Phase 2: Estimate whole body fat, trunk fat and buttock/thigh fat using DXA scans and machine/deep learning; and

(c)	Phase 3: Estimate whole body fat, trunk fat, buttock/thigh fat and visceral fat using iDXA scans and machine/deep learning.

All applications will be integrated into the MyFiziq Platform and are aimed at the global healthcare, insurance industries and medical research and will be white labelled as a separate application.

DXA means Dual-energy X-ray absorptiometry.

Effective Date means the date that is 5 Business Days after the satisfaction (or waiver) of the Conditions, or such other date agreed to by the Parties in writing.

Encumbrance means any royalty, mortgage, lien, charge, pledge, caveat, contract, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit à prendre, lease, pre-emptive right or any other right or interest of any third party or any agreement or arrangement having the same effect and Encumber has a corresponding meaning.

End Date has the meaning given in the Shareholders’ Deed.

Excluded Company Improvements and IP means Company Improvements and Company Improvements IP that comprise Intellectual Property and Intellectual Property Rights directly associated with DXA scans acquired by the Company and calculating segment fat and visceral fat percentages

Execution Date means the date the last of the Parties execute this Agreement.

Exploit means:

(a)	in relation to a product – to make, sell, hire or otherwise dispose of the product, offer to make, sell, hire or otherwise dispose of it, use or import it, or keep it for the purpose of doing any of those things; and

(b)	in relation to a method or process – to use the method or process or do any of the actions in paragraph (a) in respect of a product resulting from such use.

Force Majeure Event means any occurrence or omission as a direct or indirect result of which the Party relying on it is prevented from or delayed in performing any of its obligations (other than a payment obligation) under this Agreement and that is beyond the reasonable control of that Party including forces of nature, industrial action and action or inaction by a Government Agency.

Government Agency means:

(a)	a government or government department or other body;

(b)	a governmental, semi-governmental or judicial person; or

(c)	a person (whether autonomous or not) who is charged with the administration of a law.

GST has the meaning given to it in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 and any regulations thereto or such other act or regulations of equivalent effect.

Insolvency Event means being in liquidation or provisional liquidation or under administration, having a controller or analogous person appointed to it or any of its property, being taken to have failed to comply with a statutory demand, being unable to pay its debts or otherwise insolvent, taking any step that could result in the person becoming an insolvent under administration, entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.

Intellectual Property means copyrights, trade and service marks, including the trademarks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and Know How, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in Computer Software and Computer Data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same.

Intellectual Property Rights means any and all existing and future intellectual and industrial property rights throughout the world, including rights in relation to copyright, trade marks, designs, circuit layouts, business and domain names, trade secrets and other Intellectual Property (including the right to apply for registration of any such rights), and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields.

Know How means scientific, technical and other information which is not in the public domain including inventions, discoveries, concepts, data, ideas, specifications, procedures for experiments and tests and results of experiments, experimentation and testing, results of research and development and information in laboratory records, case reports, data analyses and summaries and submissions to and information from Government Agencies.

MyFiziq Field means everything outside of the COMPANY Field and includes, without limitation, the fitness, sports, fitness research, the non-medical weight loss/weight gain and non-medical health sectors.

MyFiziq IP means all Intellectual Property Rights in and in relation to MyFiziq Platform, the MyFiziq Materials and the MyFiziq Know How, including any modifications and improvements, owned by MyFiziq now and in the future.

MyFiziq Know How means Know How in relation to the MyFiziq Platform.

MyFiziq Licence has the meaning given in clause 4.2(b).

MyFiziq Materials means:

(a)	all technical documentation and research records (whether in written form or stored in electronic form); and

(b)	all computer software and technical data and other physical things,

which comprise, contain or embody the MyFiziq Platform.

MyFiziq Platform means the fitness tracking software platform which provides users with a simple means of tracking circumference change via an application on their smartphone.

Party means a party to this Agreement and Parties means all of them.

Shareholders’ Deed means a shareholders’ deed between MyFiziq and the remaining shareholders in the Company dated on or around the date of this Agreement.

Term means from the date of satisfaction of the Condition until this Agreement is validly terminated in accordance with its terms.

Territory means the World.

The Group has the meaning given in the Shareholders’ Deed.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)	a reference to $ or dollar is to Australian currency.

2.	CONDITION PRECEDENT

2.1	Condition

Clause 3 of this Agreement is subject to and conditional upon the Shareholders Deed becoming unconditional.

2.2	Benefit of MyFiziq

The Condition is inserted in this Agreement for the benefit of MyFiziq and MyFiziq may, by notice in writing to the Company on or before the End Date, waive the Condition or grant an extension of time for satisfaction of the Condition.

2.3	Satisfaction or waiver of Conditions

Subject to clause 2.2, if the Condition is not satisfied, or waived by MyFiziq, in accordance with the provisions of this Agreement on or before the End Date, either Party may terminate this Agreement by written notice to the other Party.

3.	LICENCE

3.1	Grant of Company Licence

On and from the Effective Date and for the Term, for the Consideration and on the terms and conditions contained in this Agreement, MyFiziq grants to the Company an exclusive, royalty-free, perpetual licence of the MyFiziq IP, including a licence to use, reproduce and adapt the MyFiziq Materials, solely for use in the Company Field in the Territory (Company Licence).

3.2	Consideration

(a)	On the Effective Date, The Company must pay MyFiziq A$350,000, in cleared funds to a bank account nominated by MyFiziq.

(b)	The Company must pay MyFiziq an additional A$1,150,000, in cleared funds to a bank account nominated by MyFiziq. The Company will pay the additional A$1,150,000 within 60 Business Days from the Effective Date.

(c)	In the event the Company does not pay this amount within 60 Business Days, the Company may request an extension to the terms of this payment which will not be unreasonably withheld by MyFiziq.

(d)	The Company must pay MyFiziq the Additional Licence Fee in accordance with the Shareholders’ Deed.

3.3	Sub-licensing

The Company can only grant sub-licenses of the Company Licence with the prior written consent of MyFiziq, which may not be unreasonably withheld by MyFiziq.

4.	INTELLECTUAL PROPERTY RIGHTS

4.1	Acknowledgment

The Parties acknowledges that:

(a)	all Intellectual Property owned by, or proprietary to, a Party as at the Execution Date will at all times remain owned by that Party exclusively;

(b)	other than as expressly set out in this Agreement, nothing in this Agreement confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party’s, or any third party’s, Intellectual Property; and

(c)	other than as expressly set out in this Agreement, MyFiziq is exclusively entitled to ownership of all Intellectual Property and Intellectual Property Rights arising from, or in relation to, any modifications or improvements to the MyFiziq Platform.

4.2	Company Improvements and Company Improvements IP

The Parties acknowledge and agree that:

(a)	all Company Improvements and all Company Improvement IP are legally and beneficially owned by The Company, including ownership of, and the right to licence solely within the Company Field;

(i)	any new or unique algorithms developed by The Company;

(ii)	patents applied for by The Company;

(iii)	all data collected or acquired by The Company; and

(iv)	all data derived from data collected or acquired by The Company;

(b)	The Company grants MyFiziq a royalty free, perpetual, exclusive licence in the Territory to use and Exploit all Company Improvements and all Company Improvement IP (excluding the Excluded Company Improvements and IP) outside the Field (MyFiziq Licence);

(c)	The Company has the exclusive right to use and Exploit all Excluded Company Improvements and IP outside the MyFiziq Field; and

(d)	in the event The Company wishes to Exploit the Excluded Company Improvements and IP within the MyFiziq Field, it may only do so in conjunction with MyFiziq, based on a commercial arm’s length licensing arrangement to be negotiated with MyFiziq.

4.3	Notification

Each Party must notify the other as soon as practicable upon becoming aware of:

(a)	any actual or apparent infringement by any person of MyFiziq IP or Company Improvements IP; or

(b)	any assertion or claim by any person that the Exploitation of MyFiziq IP or Company Improvements IP infringes the Intellectual Property Rights of a third person (Third Party Claim).

4.4	Conduct of proceedings

(a)	A Party that owns Intellectual Property Rights the subject of this Agreement (IP Owner) may, but is not obliged to, take sole conduct at its cost of any claim, demand or proceedings, including negotiations for settlement or compromise before or after the commencement of legal proceedings:

(i)	against a person for infringement of the IP Owner’s Intellectual Property Rights (Infringement Claim); or

(ii)	in defence of any Third Party Claim in respect of the IP Owner’s Intellectual Property Rights.

(b)	If an IP Owner exercises its right under clause 4.4(a), then:

(i)	the other Party must at its cost join any relevant proceedings in the manner directed by the IP Owner; and

(ii)	the other Party must at its cost provide the IP Owner with all reasonable assistance in relation to the proceedings; and

(iii)	if an amount is awarded or paid to the IP Owner in settlement of any Infringement Claim or Third Party Claim (including any damages, account of profits or costs awarded in any proceedings) (Award), then:

(A)	the IP Owner must reimburse the other Party from the amount of the Award, the costs reasonably incurred by the other Party in assisting the IP Owner pursuant to paragraph (ii); and

(B)	the IP Owner shall be entitled to retain the balance of the Award, if any.

5.	CONFIDENTIAL INFORMATION

5.1	Obligation of confidentiality

Subject to clause 5.2:

(a)	each Party must keep the Confidential Information of the other Party confidential;

(b)	except as expressly envisaged by this Agreement, each Party must not use the other Party's Confidential Information other than for the purpose of exercising its rights and performing its obligations under this Agreement; and

(c)	each Party must use at least the same degree of care to avoid disclosure of the other Party's Confidential Information as it uses to protect its own Confidential Information.

5.2	Right to disclose

A Party may disclose the Confidential Information of another Party (other than any trade secret):

(a)	to its officers, employees, professional advisers or agents, its related bodies corporate, and the officers, employees or agents of a related body corporate who have a need to know the Confidential Information; or

(b)	to the extent required by law, or under the rules of any stock exchange, so long as the Party gives the other Party reasonable advance notice and opportunity to object to the requirement to disclose such information or obtain an appropriate order to protect its Confidential Information.

5.3	Public domain

No piece or body of information shall be deemed to be in the public domain merely because it contains information which is in the public domain or is embraced by a general disclosure which is in the public domain.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Warranties by each Party

On the Execution Date, each Party represents and warrants to the other Party that:

(a)	(power) it has full legal capacity and power to:

(i)	own its property and to carry on its business; and

(ii)	enter into this Agreement and to carry out the transactions that this Agreement contemplates;

(b)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out the transactions that this Agreement contemplates;

(c)	(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)	enable it to properly execute this Agreement and to carry out the transactions that this Agreement contemplates;

(ii)	ensure that this Agreement is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business, and it is complying with any conditions to which any of these Authorisations is subject;

(d)	(documents effective) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally), subject to any necessary stamping or registration; and

(e)	(no contravention) neither its execution of this Agreement nor the carrying out by it of the transactions that this Agreement contemplates, does or will:

(i)	contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

(ii)	contravene any undertaking or instrument binding on it or any of its property;

(iii)	contravene its constitution; or

(iv)	require it to make any payment or delivery in respect of any financial indebtedness before it would otherwise be obliged to do so.

6.2	Additional representations and warranties by MyFiziq

On the Execution Date, MyFiziq represents and warrants that:

(a)	(no Encumbrance) there is no Encumbrance over any of the MyFiziq IP;

(b)	(ownership) to the best of its knowledge it owns all right, title and interest in and in relation to the MyFiziq IP;

(c)	(right to licence) it has the right to grant the licence granted in clause 3;

(d)	(no dealings) it has not granted a licence under the MyFiziq IP and has not assigned or in any way disposed of or otherwise encumbered any right, title or interest in or to any of the MyFiziq IP, and is not aware that any other person has done so;

(e)	(right to practice) to the best of its knowledge the Exploitation of the MyFiziq Platform does not infringe, nor is it alleged to infringe, any Intellectual Property Rights of any third person; and

(f)	(no infringement) to the best of its knowledge, there has not been:

(i)	any infringement of any of the MyFiziq IP; or

(ii)	any misuse or unauthorised disclosure of Confidential Information in the MyFiziq IP, the MyFiziq Know How or the MyFiziq Materials; or

(iii)	any other act which may affect the ability to protect the Confidential Information in the MyFiziq IP, the MyFiziq Know How or the MyFiziq Materials.

6.3	Repetition of representations and warranties

The representations and warranties in this clause 6 are taken to be repeated on the Effective Date, on the basis of the facts and circumstances as at that date.

6.4	Reliance on representations and warranties

Each Party acknowledges that the other Party has executed this Agreement and agreed to take part in the transactions that this Agreement contemplates in reliance on the representations and warranties that are made or repeated in this Agreement.

7.	FORCE MAJEURE

7.1	Notice and suspension of obligations

If a Party to this Agreement is affected, or likely to be affected, by a Force Majeure Event:

(a)	that Party shall immediately give the other prompt notice of that fact including:

(i)	full particulars of the Force Majeure Event;

(ii)	an estimate of its likely duration;

(iii)	the obligations affected by it and the extent of its effect on those obligations; and

(iv)	the steps taken to rectify it; and

(b)	the obligations under this Agreement of the Party giving the notice are suspended to the extent to which they are affected by the relevant Force Majeure Event as long as the Force Majeure Event continues.

7.2	Effort to overcome

A Party claiming a Force Majeure Event shall use its best endeavours to remove, overcome or minimise the effects of that Force Majeure Event as quickly as possible. However, this does not require a Party to settle any industrial dispute in any way it does not want to.

8.	DISPUTES

8.1	Dispute resolution

If a dispute arises out of or in relation to this Agreement (including any dispute as to breach or termination of this Agreement or as to any claim in tort, in equity or pursuant to any statute) (Dispute), a Party may not commence any court or arbitration proceedings relating to the Dispute unless it has complied with this clause 8, except if the Party seeks urgent interlocutory relief.

8.2	Dispute Notice

A Party claiming that a Dispute has arisen must give written notice to the other Party specifying the nature of the Dispute (Dispute Notice).

8.3	Negotiation

Upon receipt of a Dispute Notice, the parties must procure that representatives of The Company and MyFiziq meet to endeavour to resolve the Dispute expeditiously by negotiation.

8.4	Resolution of Disputes

If the parties have not resolved the Dispute under clause 8.3 within 14 days of receipt of a Dispute Notice, the parties shall endeavour to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by the parties.

8.5	Mediation

If the parties do not agree within 30 days of receipt of a Dispute Notice (or such further period as the parties agree in writing) as to:

(a)	the dispute resolution technique and procedures to be adopted;

(b)	the timetable for all steps in those procedures; and

(c)	the selection and compensation of the independent person required for such technique,

the parties shall mediate the Dispute in accordance with the Mediation Rules of the Law Society of Western Australia, and the President of the Law Society of Western Australia (or the President's nominee) will select the mediator and determine the mediator's remuneration.

9.	TERM AND TERMINATION

9.1	Termination by a Party

A Party may, by giving notice to the other Party in writing, terminate this Agreement with immediate effect if:

(a)	the other Party commits a breach of its material obligations under this Agreement and fails to remedy that breach within 20 Business Days of receiving written notice from the other Party of the breach requesting that the breach be remedied; or

(b)	an Insolvency Event occurs in relation to the other Party.

9.2	Escrow Deed

As soon as practicable after the date of this Agreement, the Parties agree to:

(a)	enter into an escrow deed, on standard commercial terms, pursuant which the source code for the MyFiziq Platform (Source Code) will be held in escrow by an escrow agent (the Escrow Agent) on terms that ensure that the Company can continue to have access to the Source Code in the event that an Insolvency Event occurs in relation to MyFiziq; and

(b)	appoint a mutually agreed independent Escrow Agent to hold the Source Code.

9.3	Survival

(a)	Termination or expiry of this Agreement does not affect any rights and obligations of the parties that may have accrued before the effective date of termination or expiry.

(b)	Clauses 1, 5, 8 and 9 survive termination or expiry of this Agreement.

10.	GST

10.1	Definitions

Words defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause 10.

10.2	Payment of GST

If a Party makes a supply to another Party under or in connection with this Agreement, then (unless the consideration is expressly stated to be inclusive of GST) the consideration for that supply is exclusive of GST, and in addition to paying or providing that consideration the recipient must:

(a)	pay to the supplier an amount equal to any GST for which the supplier is liable on that supply, without deduction or set-off of any other amount; and

(b)	make that payment as and when the consideration or part of it must be paid or provided, except that the recipient need not pay unless the supplier has issued to the recipient a tax invoice (or an adjustment note) for that supply.

10.3	Refunds and claims

(a)	The supplier must refund to the recipient any overpayment by the recipient for GST.

(b)	If a Party provides a payment for or any satisfaction of a claim or a right to claim under or in connection with this Agreement that gives rise to a liability for GST, the provider must pay, and indemnify the recipient on demand against, the amount of that GST.

(c)	If a Party has a claim under or in connection with this Agreement for a cost on which that Party must pay an amount for GST, the claim is for the cost plus the amount for GST (except any amount for GST for which that Party is entitled to an input tax credit).

11.	NOTICES

11.1	Requirements for Notice

Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed and prepaid mail or facsimile in each case addressed to the Party at its address set out in clause 11.2, or as the case may be to such other address as it may from time to time notify to the other parties pursuant to clause 11.3.

11.2	Address of parties

The initial address of the parties shall be as follows:

In the case of The Company:

Suite 5, 71-73 South Perth Esplanade

South Perth WA 6151

Email: cyril.donnelly@uwa.edu.au

Attention: Cyril Jon Donnelly

In the case of MyFiziq:

Suite 5, 71-73 South Perth Esplanade

South Perth WA 6151

Email: vlado@myfiziq.com

Attention: Vlado Bosanac

11.3	Change of Address

Each Party may from time to time change its address by giving notice pursuant to clause 11.1 to the other parties.

11.4	Receipt of Notice

Any notice given pursuant to clause 11.1 will be conclusively deemed to have been received:

(a)	in the case of personal delivery, on the actual day of delivery if delivered prior to 5 pm (Perth time) on a Business Day or on the next following Business Day if delivered after 5 pm (Perth time) on a Business Day or on a day other than a Business Day;

(b)	if sent by mail, on the second clear Business Day after the day of posting; or

(c)	if sent by facsimile, on the day the facsimile was sent by clear transmission.

12.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and the courts which hear appeals therefrom.

14.	VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the parties.

15.	COSTS

15.1	Stamp Duty

All stamp duty (if any) assessed on or in respect of this Agreement shall be paid by The Company.

15.2	Legal Costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

16.	MISCELLANEOUS

16.1	Severance

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

16.2	Assignment

No Party may assign or transfer its rights or interests under this Agreement, the Company Licence or the MyFiziq Licence other than with the prior written consent of the other Party, such consent not to be unreasonably withheld.

16.3	Entire Agreement

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

16.4	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

16.5	Time

Time shall be of the essence in this Agreement in all respects.

EXECUTED by the Parties as an Agreement.

EXECUTED BY	)
MYFIZIQ LTD	)
Australian Company Number 602 111 115)
in accordance with its constituent	)
documents and place of formation:	)

Director – Vlado Bosanac

Company Secretary – Kevin Hart

EXECUTED BY	)
BODY COMPOSITION TECHNOLOGIES PTY	)
LIMITED	)
Australian Company Number 620 646 531)
in accordance with its constituent	)
documents and place of formation:

Director

Director/Director & Company Secretary